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                                                           EXHIBIT - 99.CODE ETH

                              THE CHINA FUND, INC.

                   CODE OF CONDUCT FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This Code of Conduct (the "Code") shall apply to the China Fund, Inc.'s (the "Fund") Principal Executive Officer, Principal Financial Officer, Controller, Principal Accounting Officer and persons performing similar functions (the "Covered Officers," each of whom is named in Exhibit A attached hereto) for the purpose of promoting:

- honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

- full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

-        compliance with applicable laws and governmental rules and regulations;

- the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

-        accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund. Covered Officers must avoid conduct that conflicts, or appears to conflict, with their duties to the Fund. All Covered Officers should conduct themselves such that a reasonable observer would have no grounds for belief that a conflict of interest exists. Covered Officers are not permitted to self-deal or otherwise to use their positions with the Fund to further their own or any other related person's business opportunities.

         This Code does not, and is not intended to, repeat or replace the programs and procedures or codes of ethics of the Fund's investment adviser or distributor.

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         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and its service providers, including investment adviser or administrator, of which the Covered Officers may be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund, the investment adviser or administrator, or other service providers), be involved in establishing policies and implementing decisions that will have different effects on the service providers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and its service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"), such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Directors (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.

         The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

                       *          *          *          *

 Each Covered Officer must not:

     - use his personal influence or personal relationship improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     - cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; or

     - retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations by the Fund of applicable rules and regulations that are made in good faith.

         Each Covered Officer must discuss certain material conflict of interest situations with the Fund's Audit Committee. Examples of such situations include:

     - service as a Director, general partner, or officer of any unaffiliated business organization. This rule does not apply to charitable, civic, religious, public, political, or social organizations, the activities of which do not conflict with the interests of the Fund;

     -   the receipt of any non-nominal gifts;

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     -   the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as raise any question of impropriety;

     - any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, administrator, transfer agent, custodian or any affiliated person thereof; and

     - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     DISCLOSURE AND COMPLIANCE

     - Each Covered Officer will monitor the compliance of the Fund and the Fund's service providers with federal or state statutes, regulations or administrative procedures that affect the operation of the Fund.

     - Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Board, Fund's Audit Committee and the Fund's independent auditors, and to governmental regulators and self-regulators and self-regulatory organizations.

     - Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and its service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

     - It is the responsibility of each covered officer to promote and encourage professional integrity in all aspects of the Fund's operations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

     - upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), sign and return a report in the form of Exhibit B to the Fund's compliance officer affirming that he or she has received, read, and understands the Code;

     - annually sign and return a report in the form of Exhibit C to the Fund's compliance officer as an affirmation that he or she has complied with the requirements of the Code; and

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     -   notify the Fund's Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Fund's Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation including any approvals or waivers sought by the Covered Persons.

         The Audit Committee will follow these procedures in investigating and enforcing this Code:

     - The Audit Committee will take all appropriate actions to investigate any potential violations reported to the Committee.

     - If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action.

     - Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board.

     - If the Board concurs that a violation has occurred, it will notify the appropriate personnel of the applicable service provider and may dismiss the Covered Officer as an officer of the Fund.

     - The Audit Committee will be responsible for granting waivers of provisions of this Code, as appropriate.

     - Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's, investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act and the investment adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS

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         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Directors.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund's Board or Audit Committee.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of Fund, as to any fact, circumstance, or legal conclusion.

Approved on: September 12, 2003

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                                    EXHIBIT A

Persons Covered by this Code of Ethics:

                 TITLE                                 NAME
President, Chief Executive Officer and
Principal Executive Officer                       Gary L. French

Treasurer, Chief Financial Officer and
Principal Financial Officer                       Ann M. Casey